SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2001

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

1-9595	41-0907483
(Commission File Number)	(I.R.S. Employer Identification No.)

7075 Flying Cloud Drive Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (952) 947-2000

N/A
(Former name or former address, if changed since last report.)

ITEM 5.  OTHER EVENTS.

As previously reported on August 14, 2001, Best Buy Co., Inc. ("Best Buy"), a Minnesota corporation, announced that it had entered into a Support Agreement (the “Support Agreement"), dated August 13, 2001, by and among Best Buy, Future Shop Acquisition Inc. (formerly known as 3058795 Nova Scotia Limited), a Nova Scotia, Canada corporation and a wholly-owned subsidiary of Best Buy (the "Purchaser"), and Future Shop Ltd., a British Columbia, Canada corporation (“Future Shop”).  Pursuant to the Support Agreement, on August 23, 2001, the Purchaser commenced a cash takeover bid to acquire all of the issued and outstanding common shares of Future Shop, at a price of CDN$17.00 per share (the "Offer").

                On November 1, 2001, Best Buy announced that as of the expiration date of the Offer at 5 p.m., PST, on October 31, 2001, approximately 32,784,000 shares, or 98% of Future Shop’s common shares, had been tendered. On November 5, 2001, Best Buy announced the take up on November 4, 2001 of all Future Shop common shares deposited under the takeover bid.  Best Buy also announced the acquisition of those Future Shop common shares which were not deposited under the takeover bid on November 4, 2001 for CDN$17.00 per share through its compulsory acquisition rights.  Accordingly, Future Shop became a wholly-owned subsidiary of Best Buy on November 4, 2001 and Future Shop stock no longer trades on the Toronto Stock Exchange effective November 5, 2001.

The aggregate funds required to consummate the takeover bid (excluding fees and expenses) are approximately CDN$580 million, or approximately US$364 million, all of which were provided by Best Buy from its available working capital.

                This description constitutes only a summary of the Support Agreement and the transactions contemplated thereby.  The Takeover Bid Circular provides more complete information about the Offer.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)           Exhibits.

The following are filed as Exhibits to this Report:

Exhibit No.	Description of Exhibit

99.1

Press Release issued by Registrant on November 1, 2001.  Any Internet addresses provided in this release are for information purposes only and are not intended to be hyperlinks.  Accordingly, no information in any of these Internet addresses is included herein.

99.2

Press Release issued by Registrant on November 5, 2001. Any Internet addresses provided in this release are for information purposes only and are not intended to be hyperlinks.  Accordingly, no information in any of these Internet addresses is included herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

By:	/s/ Darren R. Jackson
Name: Darren R. Jackson
Title: Senior Vice President – Finance, Treasurer and Chief Financial Officer

Date: November 7, 2001